EXHIBIT A

MODIFICATIONS TO MULTIFAMILY NOTE

The following modifications are made to the text of the Note that precedes this Exhibit.

1.	Section 10(e)(B), the definition of “Assumed Reinvestment Rate” shall be deleted and replaced with the following:

Assumed Reinvestment Rate: one-twelfth (1/12) of the sum of the yield rate, as of the date 5 Business Days before the Prepayment Date, on the Treasury Security, as reported in The Wall Street Journal, expressed as a decimal calculated to five digits, plus 50 basis points. In the event that no yield is published on the applicable date for the Treasury Security, Lender, in its discretion, shall select the non-callable Treasury Security maturing in the same year as the Treasury Security with the lowest yield published in The Wall Street Journal as of the applicable date. If the publication of such yield rates in The Wall Street Journal is discontinued for any reason, Lender shall select a security with a comparable rate and term to the Treasury Security. The selection of an alternate security pursuant to this Section shall be made in Lender’s discretion.

/S/WRK	/S/WRK
Borrower’s	Guarantor’s
Initials	Initials

October 30, 2006

Federal Home Loan Mortgage Corporation

333 West Wacker Drive, Suite 2500

Chicago, IL 60606-1287

Re:	Cascade Apartments

3441 SW Burlingame, Topeka, KS 66611

FHLMC Loan No. 940972379

Dear Sir or Madam:

The undersigned Borrower and Guarantor do hereby authorize (i) Moss & Barnett, A Professional Association, as counsel for NorthMarq Capital, Inc. (ii) NorthMarq Capital, Inc., as Lender/Seller and (iii) Federal Home Loan Mortgage Corporation to replace the following pages:

1.	Exhibit A to the Multifamily Note to include the provision required by the Commitment in Exhibit D, Item 6.

Borrower hereby acknowledges and agrees to substitute Exhibit A of the Multifamily Note with the replacement page attached hereto. A facsimile copy of this document shall constitute and be deemed an original.

Cascade Joint Venture, L.P.,
a Kansas limited partnership

By:	Millenium Cascade, LLC,
a California limited liability company
Its:	General Partner

	By:	Millenium Management, LLC,
a California limited liability company
	Its:	Manager

By: /S/ W. ROBERT KOHORST
W. Robert Kohorst Its: President

Guarantor hereby acknowledges and agrees to the terms of this letter.

Secured Investment Resources Fund, L.P. II,
a Delaware limited partnership

By:	Millenium Management, LLC, a California
limited liability company
Its:	General Partner

	By:	/S/ W. ROBERT KOHORST
W. Robert Kohorst
Its: President